Exhibit 99.1

NEWS FROM SEI

Company Contact:

Dana Grosser

610-676-2459

dgrosser@seic.com

Pages:       1

FOR IMMEDIATE RELEASE

SEI DECLARES $0.15 PER SHARE DIVIDEND AND

$100 MILLION INCREASE IN STOCK REPURCHASE PROGRAM

OAKS, Pa., Dec. 13, 2011 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a dividend of $0.15 (fifteen cents) per share. The cash dividend will be payable to shareholders of record on December 28, 2011 with a payment date of January 6, 2012.

In addition, SEI’s Board of Directors approved an increase in its stock repurchase program by an additional $100 million. Since the beginning of calendar year 2011, the Company repurchased approximately 10.5 million shares at a cost of approximately $201 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of investment processing, fund processing, and investment management business outsourcing solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2011, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $395 billion in mutual fund and pooled assets or separately managed assets, including $162 billion in assets under management and $233 billion in client assets under administration. For more information, visit www.seic.com

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